Exhibit 23.1

April 28, 2022

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1 of our audit opinion report dated March 18, 2022, with respect to the audited financial statements of Ainos, Inc., which appears in this Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/PWR CPA, LLP

PWR CPA, LLP

Houston, TX